EXHIBIT 5.1

[Latham & Watkins LLP Letterhead]

July 13, 2006

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8;

7,377,048 Shares of Common Stock, par value $.001 per share.

We have acted as special counsel to TiVo Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 7,377,048 shares of common stock, $0.001 par value per share (the “Shares”), issuable under the Company’s 1999 Equity Incentive Plan (the “Equity Plan”), the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the 1999 Employee Stock Purchase Plan (the “ESPP,” and together with the Equity Plan and the Directors’ Plan, the “Plans”), pursuant to a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on or about July 13, 2006, (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plans will be timely completed in the manner presently proposed by the Plans and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when the terms (including the exercise price and exercise period in the case of the Equity Plan, and the exercise price in the case of the Directors’ Plan and the ESPP) and form of the option or options pursuant to which the Shares will be issued are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof in the case of the Equity Plan, in accordance with the Plans, when the person or persons entitled to receive Shares and the number of Shares to be issued to such person or persons pursuant to the options or stock awards granted under the Equity Plan are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, and upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in the manner contemplated by the Plans in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP